Exhibit 3.99

THIRD AMENDED REGULATIONS

OF

MACAULAY-BROWN, INC.

ARTICLE I

Principal Office

The principal office of the Corporation shall be at such place within the city, village, or township specified in the Amended Articles of Incorporation as may be determined and designated from time to time by the Board of Directors.

ARTICLE II

Meetings of Shareholders

Section 1.     Annual Meeting. The annual meeting of shareholders for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting shall be held on the first business day in August of each year or on such other date as may be determined by the Board of Directors.

Section 2.     Special Meetings. Special meetings of the shareholders may be called by the Chairperson of the Board or President, or in the case of the President’s absence, death, or disability, the Vice President authorized to exercise the authority of the President, or by the Board of Directors by action at a meeting, or by a majority of the directors then in office acting without a meeting, and shall be called by the Chairperson of the Board or the Secretary upon written request of shareholders holding of record fifty percent (50%) or more of all shares outstanding and entitled to vote thereat. No business other than that specified in the notice shall be considered at any special meeting except with the unanimous consent of all shareholders entitled to receive notice of such meeting.

Section 3.     Place of Meetings. Meetings of shareholders shall be held at the principal office of the corporation, unless the Board of Directors determines that a meeting shall be held at some other place within or without the State of Ohio and causes the notice thereof to so state.

Section 4.     Notice of Meeting. Except as otherwise permitted by law, a written notice of each annual or special meeting stating the time and place and the purpose or purposes thereof shall be personally delivered or mailed postage prepaid to each shareholder of record entitled to notice of such meeting, not more than sixty (60) days nor less than seven (7) days before such meeting. If mailed, such notice shall be addressed to the shareholder at his address as it appears on the records of the Corporation. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

Notice of the time, place and purpose or purposes of any meeting of shareholders, whether required by law, the Amended Articles of Incorporation, or these Third Amended Regulations, may be waived in writing, either before or after the holding of such meeting, by any shareholder, which writing shall be filed with or entered upon the records of the meeting. The attendance of any shareholder at any such meeting without protesting, prior to or at the

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commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by him of notice of such meeting; provided, however, that such waiver shall not be deemed to permit consideration at a special meeting of any business not specified in the notice.

Section 5.     Quorum. The holders of shares entitling them to exercise a majority of the voting power of the Corporation, present in person or by proxy, shall constitute a quorum for all purposes, except when a greater proportion is required by law. At any meeting at which a quorum is present, all questions and business which shall come before the meeting shall be determined by the vote of the holders of a majority of the voting shares held by shareholders present in person or by proxy at the meeting, except when a different proportion is required by law, by the Amended Articles of Incorporation, or by these Third Amended Regulations.

At any meeting, whether a quorum is present or not, the holders of a majority of the voting shares held by shareholders present in person or by proxy may adjourn from time to time and from place to place without notice other than by announcement at the meeting. At any such adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting as originally noticed or held.

Section 6.     Proxies. The instrument appointing a proxy shall be in writing and subscribed by the person making the appointment. The person so appointed need not be a shareholder. A vote in accordance with the terms of a proxy shall be valid notwithstanding the previous death or incapacity of the principal or revocation of the appointment unless notice in writing of such death, incapacity or revocation shall have been given to the Corporation before such vote is taken. The presence of a shareholder at a meeting shall not operate to revoke a proxy unless and until notice of such revocation is given to the Corporation in writing or in open meeting.

Section 7.     Financial Report. At the annual meeting of shareholders, or the meeting held in lieu thereof, there shall be laid before the shareholders a financial statement consisting of (i) a balance sheet containing a summary of the assets, liabilities, stated capital, and surplus (showing separately any capital surplus arising from unrealized appreciation of assets, other capital surplus, and earned surplus) of the Corporation as of a date not more than four months before such meeting (except that if such meeting is an adjourned meeting, such balance sheet may be as of a date not more than four months before the date of the meeting as originally convened), and (ii) a statement of profit and loss and surplus, including a summary of profits, dividends or distributions paid, and other changes in the surplus accounts of the Corporation for the period commencing with the date marking the end of the period for which the last preceding statement of profit and loss was made as required hereby and ending with the date of such balance sheet.

The financial statement shall have appended thereto a certificate signed by the President or a Vice President or the Treasurer or an Assistant Treasurer of the Corporation or by a public accountant or firm of public accountants to the effect that the financial statement presents fairly the financial position of the Corporation and the results of its operations in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding period, or such other certificate as is in accordance with sound accounting practice.

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Section 8.     Action Without a Meeting. Any action which may be authorized or taken at a meeting of shareholders of the Corporation may be authorized or taken without a meeting by the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, which writing or writings shall be filed with or entered upon the records of the Corporation.

ARTICLE III

Directors

Section 1.     Number of Directors. Until changed in accordance with the provisions of this Section, there shall be at least three (3) directors of the Corporation (who shall constitute the Board of Directors of the Corporation), except that if all of the shares of the Company are owned of record by less than three shareholders, the number of directors may be less than three (3) but not less than the number of shareholders. The number of directors of the Corporation may be increased or reduced (but not below the number required by law) (i) at any meeting of shareholders called for the purpose of electing directors, at which a quorum is present, by the affirmative vote of the holders of a majority of the voting shares held by shareholders present in person or by proxy at the meeting, or (ii) at any meeting of directors at which a quorum is present, by the affirmative vote of a majority of the directors present. No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director.

Section 2.     Election and Term of Office. At all elections of directors the candidates receiving the greatest number of votes shall be elected. Each director shall hold office until the annual meeting of shareholders next succeeding his election and until his successor is elected, or until his earlier resignation, removal from office, or death.

Section 3.     Qualification of Directors. No director of the Corporation need be a shareholder of the Corporation.

Section 4.     Vacancies. The directors then in office, though less than a majority of the whole authorized number of directors, may by a vote of a majority of their number, fill, for the unexpired term, any vacancy in the Board of Directors or any director’s office that is caused by the death, resignation or removal from office of any director or by an increase in the authorized number of directors. If any vacancy in the Board of Directors or any director’s office that is created by an increase in the authorized number of directors is not filled in accordance with this Section by the directors then in office, shareholders entitled to elect directors shall have the right to fill the same at any meeting of the shareholders called for that purpose, and any director elected at any such meeting of shareholders shall serve until the next annual election of directors and until his successor is elected, or until his earlier resignation, removal from office, or death.

Section 5.     Performance of Duties. A director shall perform his duties as a director, including his duties as a member of any committee of directors upon which he may serve, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the Corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director is entitled to rely on

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information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by: (i) one or more directors, officers, or employees of the Corporation whom the director reasonably believes are reliable and competent in the matters prepared or presented; (ii) counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence; or (iii) a committee of directors upon which the director does not serve, duly established as hereinafter provided, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Section 6.     Certain Contracts, Actions or Transactions. No contract, action, or transaction shall be void or voidable with respect to the Corporation for the reason that it is between or affects the corporation and one or more of its directors of officers, or between or affects the Corporation and any other person in which one or more of its directors or officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participate in or vote at the meeting of the directors or a committee thereof which authorizes such contract, action, or transaction, if in any such case any of the following apply: (a) the material facts as to his or their relationship or interest and as to the contract, action, or transaction are disclosed or are known to the directors or the committee and the directors or committee, in good faith reasonably justified by such facts, authorize the contract, action, or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum of the directors or committee; (b) the material facts as to his or their relationship or interest and as to the contract, action, or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract, action, or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation held by persons not interested in the contract, action, or transaction; (c) the contract, action, or transaction is fair as to the corporation as of the time it is authorized or approved by the directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the directors, or of a committee thereof, which authorizes the contract, action, or transaction.

Section 7.     Compensation. The directors, by an affirmative vote of a majority of those in office, and irrespective of any financial or personal interest of any of them, shall have authority to establish reasonable compensation, that may include pension, disability, and death benefits, for services to the Corporation by directors or officers, or to delegate such authority to one or more directors or officers.

Section 8.     Quorum. Except as provided in Article III, Section 9, a majority of the directors in office shall be necessary to constitute a quorum for the transaction of business and the acts of the majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors.

Section 9.     Actions requiring Security Clearance

Participation. From time to time, the Board of Directors may act on government related matters requiring a security clearance of secret or higher (a “Secret Matter”). Only those directors possessing the requisite level of government issued security clearance (“Secured Directors”) may participate in discussions and/or actions on a Secret Matter.

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Quorum; Actions by the Secured Directors. At any regular or special meeting of the Board of Directors at which a Secret Matter is to be discussed, the quorum requirements of Article III, Section 8 shall be temporarily adjusted so that a majority of the Secured Directors shall constitute a quorum for the purpose of acting on the Secret Matter. The presence and vote of a quorum of Secured Directors shall be acts of the entire Board of Directors with respect to Secret Matters only. All other actions by the Board of Directors, including those actions proposed to be taken at a special or regular meeting at which a Secret Matter is discussed or acted upon, shall be subject to the requirements of this Section.

Notices. Notwithstanding anything to the contrary contained herein, and except as otherwise prohibited by law, no notice shall be required to be given to directors who are not Secured Directors of any meeting at which only Secret Matters shall be discussed and/or acted upon.

ARTICLE IV

Powers Meetings and Committees of the Board of Directors

Section 1.    Powers of the Board. Except in those instances in which the law, the Amended Articles of Incorporation, or these Third Amended Regulations require action to be authorized or taken by shareholders, all of the authority of the Corporation shall be exercised by or under the direction of the Board of Directors.

Section 2.    Meetings of the Board. An annual meeting of the Board of Directors shall be held immediately following the adjournment of each annual meeting of shareholders of the Corporation, and notice of such meeting need not be given.

The Board of Directors may, by bylaw or resolution, provide for other meetings of the Board. Meetings of the Board may also be held at any time upon call of the President, or any member of the Board.

Meetings of the Board of Directors shall be held at the principal office of the Corporation (i) unless held in accordance with Section 5 of this Article IV, or (ii) unless the Board of Directors determines that a meeting shall be held at some other place within or without the State of Ohio and causes the notice thereof to so state. Written notice of the time and place of each meeting of the Board of Directors other than the annual meeting thereof shall be given to each director, either by personal delivery or by mail, telegram, or cablegram, at least two (2) days prior to the date of such meeting. Such notice may be waived in writing, either before or after the holding of such meeting, by any director, which writing shall be filed with or entered upon the records of the meeting. The attendance of any director at any such meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by him of notice of such meeting.

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Section 3.    Quorum. A majority of the whole authorized number of directors shall constitute a quorum for the transaction of business, except that a majority of the directors then in office shall constitute a quorum for filling a vacancy in the Board of Directors. Whenever less than a quorum is present at any time and place appointed for a meeting of the Board, a majority of those present may adjourn the meeting from time to time without notice, other than by announcement at the meeting, until a quorum shall be present. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by the Amended Articles of Incorporation or these Amended Regulations.

Section 4.    Action Without a Meeting. Any action which may be authorized or taken at a meeting of the Board of Directors may be authorized or taken without a meeting by the affirmative vote or approval of, and in a writing or writings signed by, all the directors, which writing or writings shall be filed with or entered upon the records of the Corporation.

Section 5.    Action by Communications Equipment. Directors may participate in a meeting of the Board of Directors or any committee of the Board by means of conference telephone or other communications equipment if all persons participating can hear each other. Participation in a meeting pursuant to this Section shall constitute presence at such meeting.

Section 6.    Bylaws of the Board. The Board of Directors may adopt bylaws for the government of its actions that are not inconsistent with the Amended Articles of Incorporation or these Amended Regulations.

Section 7.    Committees. The Board of Directors may create one or more committees of directors, each of which shall be comprised of at least one (1) director. The resolution establishing each such committee shall specify a designation by which it shall be known and shall fix its powers and authority. The Board of Directors may delegate to any such committee any of the authority of the Board of Directors, however conferred, other than the authority of filling vacancies among the directors or in any committee of the directors.

The Board of Directors may likewise appoint one or more directors as alternate members of any such committee, who may take the place of any absent member or members at any meeting of the particular committee.

Each such committee shall serve at the pleasure of the Board of Directors, shall act only in the intervals between meetings of the Board of Directors, and shall be subject to the control and direction of the Board of Directors.

An act or authorization of an act by any such committee within the authority delegated to it by the resolution establishing it shall be as effective for all purposes as the act or authorization of the Board of Directors.

Any such committee may act by a majority of its members at a meeting or by a writing or writings signed by all of its members, which writing or writings shall be filed with or entered upon the records of the Corporation.

The Board of Directors may likewise appoint other individuals who are not members of the Board to act as members of any committee; provided, however, that any such individual shall only act in an advisory capacity and shall not have any vote upon any matter or business before the committee.

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ARTICLE V

Officers

Section 1.    Officers. The officers of the Corporation shall be a Chairperson of the Board, a Chief Executive Officer, a President, a Secretary, and a Treasurer, and such other officers and assistant officers as the Board of Directors may from time to time determine, including a vice chairperson of the Board of Directors and one or more vice presidents. None of the officers need be a director of the Corporation. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by law or by the Amended Articles of Incorporation to be executed, acknowledged, or verified by two or more officers. Each officer and assistant officer shall have such duties, responsibilities, powers and authority as may be prescribed by law, these Third Amended Regulations, or assigned to him by the Board of Directors from time to time.

Section 2.    Election and Term of Office. Each officer of the Corporation shall be elected by the Board of Directors, and shall hold office until the annual meeting of the Board of Directors following his election and until his successor is elected, or until his earlier resignation, removal from office, or death. The Board of Directors may remove any officer at any time, with or without cause, without prejudice to the contract rights (if any) of such officer. The election of an officer for a given term, or a provision in these Third Amended Regulations as to term of office, shall not be deemed to create contract rights. The Board of Directors may fill any vacancy in any office occurring from whatever cause.

Section 3.    Duties of Officers. The following officers of the Corporation shall have the duties, responsibilities, powers and authority respectively assigned to them:

Chairperson of the Board. The Chairperson of the Board shall have such powers and duties as may be assigned to him from time to time by resolution of the Board of Directors and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chairperson of the Board, if present and acting, shall preside at all meetings of the Board of Directors and shareholders. Otherwise, the Chief Executive Officer, if present and acting, or any other director chosen by the Board of Directors, shall preside. The Chairperson of the Board shall be a director.

Chief Executive Officer. The Chief Executive Officer shall have the duties of general supervision over and direction of the affairs and management of the corporation and shall perform such other duties as may be assigned to him by the Board of Directors. The Chief Executive Officer shall have general authority to execute on behalf of the corporation any contracts, notes, deeds, and other papers not requiring specific Board approval or the execution of which the Board has not specifically delegated to another individual.

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President. The President shall be the chief operating officer responsible for the general administration of the Corporation’s affairs subject to the direction of the Chief Executive Officer and the Board of Directors and shall perform such other duties as may from time to time be required of him by the Board of Directors. The President shall have authority to execute certificates for shares. The President shall have general authority to execute on behalf of the corporation any contracts, notes, deeds, and other papers not requiring specific Board approval or the execution of which the Board has not specifically delegated to another individual.

Vice President. In the absence of the President or in the event of his death or inability to act, the Vice President, if any, shall have the authority to act in his stead. The Vice President shall perform such duties as may from time to time be required of him by the Board of Directors.

Secretary. The Secretary shall: keep minutes of all the proceedings of the shareholders and Board of Directors and make proper record of the same, which shall be attested by him; give notice of meetings of shareholders and directors; and perform such other duties as may from time to time be required of him by the Board of Directors. The Secretary shall have authority to execute certificates attesting to action taken by the shareholders or Board of Directors and to sign certificates for shares. The Secretary shall have authority to sign bonds, contracts, notes, deeds, and other papers executed by the Corporation and requiring his signature.

Treasurer. The Treasurer shall have general supervision of all finances. The Treasurer shall receive and have charge of all money, bills, notes, deeds, leases, mortgages, insurance policies and similar property belonging to the Corporation, and shall do with the same as may from time to time be required by the Board of Directors. The Treasurer shall cause to be kept adequate and correct accounts of the business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, stated capital, and shares, together with such other accounts as may be required. The Treasurer shall have authority to execute certificates for shares.

ARTICLE VI

Indemnification of Directors and Other Persons

The Corporation shall, and does hereby, indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to

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be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. The indemnification afforded by the Corporation under this Article VI shall be to the full extent permitted under Section 1701.13(E)(1) of the Ohio Revised Code.

ARTICLE VII

Certificates for Shares of Stock

The interest of each shareholder of the Corporation shall be evidenced by a certificate or certificates for shares in such form as the Board of Directors may from time to time prescribe. The shares of the Corporation shall be transferable on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender-for cancellation of a certificate or certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agent may reasonably require.

The certificates for shares shall be signed by the Chairperson of the Board, President or Vice President and by the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer, and shall be countersigned and registered in such manner, if any, as the Board of Directors may by resolution prescribe.

No certificate for shares shall be delivered in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of such loss, theft or destruction and upon delivery to the corporation of a bond or indemnity in such amount, upon such terms and with such surety, if any, as the Board of Directors in its discretion may require. The Board of Directors may, in its discretion, waive the requirement of a bond or indemnity.

ARTICLE VIII

Amendments

These Third Amended Regulations may be amended or repealed (i) at any meeting of shareholders called for that purpose by the affirmative vote of the shareholders of record of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal, or (ii) Article II, Section 8, notwithstanding, without a meeting, by the written consent of the holders of record of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal.

ARTICLE IX

Miscellaneous

Section 1.    Seal. The Corporation may, by action of the Board of Directors, adopt a corporate seal. Failure to affix the corporate seal (if any) shall not affect the validity of any instrument.

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Section 2.    Gender. As the context shall require, the masculine gender as used herein shall include the feminine.

Section 3.    Singular. Wherever references in these Third Amended Regulations are made to more than one director or shareholder, they shall, if this is a sole director or shareholder corporation, be construed to mean the solitary person; and all provisions dealing with the quantum of majorities or quorums shall be deemed to mean the action by the one person constituting the corporation.

Section 4.    Superseder. These Third Amended Regulations supersede and take the place of the Second Amended Regulations of the Corporation adopted by the shareholders on December 5, 2001.

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